Exhibit 99.1

MEDNAX Reports 2013 First Quarter EPS of $1.10

Expects Second Quarter 2013 EPS of $1.32 to $1.37

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 2, 2013--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.10 per share for the three months ended March 31, 2013 that was the result of strong revenue growth, primarily from recent acquisitions.

“Our strong operating results reflect the expansion of our national group practice through a proven strategy that adds value not only to physicians that practice as part of our national group, but also to patients, referring physicians, hospital partners and third-party payors,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to demonstrate our ability to strategically grow by acquiring well-established and well-recognized groups and integrating them in a way that advances our commitment to patient care, while achieving efficiencies through the delivery of administrative services to support our physicians and advanced practitioners. At the same time, we are managing a full and robust acquisition pipeline, and are confident in our ability to continue growing through acquisitions across all of our physician specialties.”

MEDNAX’s net patient service revenue for the three months ended March 31, 2013, increased by 19.0 percent, to $502.7 million, from $422.6 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since January 2012.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 16.8 percent, while overall same-unit revenue grew by 2.2 percent when compared to the prior year period, or 3.2 percent when adjusted to exclude the leap-year impact of an extra day in the 2012 first quarter results.

Same-unit growth from net reimbursement-related factors was 2.0 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, partially offset by a shift in payor mix to government payors, from commercial payors, year-over-year.

The percentage of services reimbursed under government programs shifted by 140 basis points toward a higher percentage of services reimbursed under government programs for the 2013 first quarter, when compared with the prior-year period. On a sequential basis, same-unit payor mix remained unchanged.

Same-unit growth attributable to patient volume grew by 0.2 percent for the 2013 first quarter when compared to the prior-year period, driven by growth in our other pediatric physician services, primarily newborn nursery and pediatric intensive care services, as well as anesthesia services, partially offset by a decline in our office-based pediatric cardiology services. Volume in our neonatal and maternal-fetal medicine services was essentially flat. For the 2013 first quarter, compared to the 2012 period, same-unit neonatal intensive care unit (NICU) patient days were essentially flat, or up 1.1 percent, when adjusted to exclude the leap-year impact of an extra day in the 2012 first quarter results.

Operating income for the 2013 first quarter was $91.6 million, up 15.3 percent from $79.4 million for the prior-year period. Operating margin was 18.2 percent for the 2013 first quarter, as compared to 18.8 percent for the prior-year period. The decrease of 57 basis points was primarily the result of an increase in operating expenses during the 2013 first quarter as compared to the 2012 first quarter and the variability in margins due to the mix of practices acquired since January 2012.

For the 2013 first quarter, general and administrative expenses were $53.3 million, as compared to $46.9 million the prior-year period, a growth rate of 13.8 percent, which is considerably lower than the rate of revenue growth. General and administrative expenses as a percentage of net patient service revenue was 10.6 percent for the three months ended March 31, 2013 as compared to 11.1 percent for the three months ended March 31, 2012.

MEDNAX generated net income of $55.4 million for the 2013 first quarter, or $1.10 per share based on a weighted average 50.4 million shares outstanding. This compares with net income of $48.4 million, or 98 cents per share for the 2012 first quarter, based on a weighted average 49.4 million shares outstanding.

MEDNAX had cash and cash equivalents of $34.4 million at March 31, 2013, and net accounts receivable were $263.8 million. At the end of the 2013 first quarter, the Company had $184.0 million outstanding on its $800 million revolving credit facility.

During the 2013 first quarter, MEDNAX used $18.4 million of its cash to fund operations, which compares with $32.1 million of cash used to fund operations for the 2012 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

Since the end of the 2013 first quarter, MEDNAX has announced the acquisition of one neonatology physician group practice in Phoenix, Arizona and one anesthesia physician group practice in Lawrenceville, Georgia.

2013 Second Quarter Outlook

For the 2013 second quarter, MEDNAX expects earnings will be in a range of $1.32 to $1.37 per share. This outlook assumes that total same-unit revenue growth for the three months ended June 30, 2013 will grow by 1.5 percent to 3.5 percent from the prior-year period. This same-unit growth forecast is expected to be divided evenly between patient volume, assuming growth across all MEDNAX physician specialties and net reimbursement growth, including improvements from commercial payor contracts, offset by variability in the mix of our services reimbursed under government payor programs. As a reminder, we have experienced increases in the percentage of patient services being reimbursed under government payor programs in recent periods.

Regarding the Medicaid parity rule, we do expect this rule to have a positive impact on our practices. However, our 2013 second quarter forecast does not include the benefit of Medicaid parity, given the uncertainty surrounding the timing and frequency of any payments.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call webcast may be accessed from the Company’s website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. May 16, 2013 by dialing 800.475.6701, access Code 288407. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 330 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,575 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,150 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Condensed Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2013	2012

Net patient service revenue	$502,715	$422,616
Operating expenses:
Practice salaries and benefits	329,201	272,261
Practice supplies and other operating expenses	19,500	16,985
General and administrative expenses	53,318	46,869
Depreciation and amortization	9,144	7,113
Total operating expenses	411,163	343,228
Income from operations	91,552	79,388
Investment income	402	428
Interest expense	(1,189)	(554)
Income before income taxes	90,765	79,262
Income tax provision	35,398	30,912
Net income	$55,367	$48,350

Net income per common and common equivalent share (diluted)	$1.10	$0.98
Weighted average shares used in computing net income per common and common equivalent share (diluted)	50,392	49,399

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	March 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$34,425	$21,280
Short-term investments	5,535	6,584
Accounts receivable, net	263,820	248,066
Other current assets	90,848	83,114
Goodwill, other assets, property and equipment	2,398,028	2,391,293
Total assets	$2,792,656	$2,750,337

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$150,725	$255,661
Total debt	184,304	144,334
Other liabilities	351,871	314,974
Total liabilities	686,900	714,969
Shareholders' equity	2,105,756	2,035,368
Total liabilities and shareholders' equity	$2,792,656	$2,750,337

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com